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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                SCHEDULE 13G/A
                                (RULE 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
        13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                           (AMENDMENT NO. 1)(1)



                            Mohawk Industries, Inc.
                          160 South Industrial Blvd.,
                                P.O. Box 12069,
                             Calhoun, Georgia 30703
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                               (Name of Issuer)




                                  Common Stock
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                        (Title of Class of Securities)





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                                (CUSIP Number)




                               November 12, 1998
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           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-1(c)
    [   ]  Rule 13d-1(d)


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        (1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          John A. Shaheen, as Trustee of the Revocable Trust of John A. Shaheen, dated July 12, 1996, the Shaheen A. and Piera B. Shaheen Trust, dated 12/10/74, and the Shaheen A. and Piera B. Shaheen Trust, dated 12/8/76
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

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  (3)     SEC USE ONLY

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  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
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                       (5)     SOLE VOTING POWER
  NUMBER OF            1,173,325
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY             4,899,992
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH           1,120,103
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.5%
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 (12)     TYPE OF REPORTING PERSON*
          OO (Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                  SIGNATURE
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 23, 1998                     /s/ David M. Shaheen
        Date                            ---------------------------------------
                                          David M. Shaheen

                                      /s/ Shaheen A. Shaheen
                                        ---------------------------------------
                                          Shaheen A. Shaheen

                                      /s/ Piera B. Shaheen
                                        ---------------------------------------
                                          Piera B. Shaheen

                                      /s/ John A. Shaheen and David M. Shaheen
                                        ---------------------------------------
                                          John A. Shaheen and David M. Shaheen
                                          Co-Trustees

                                      /s/ John C. Stophel
                                        ---------------------------------------
                                          John C. Stophel
                                          Trustee

                                      /s/ John A. Shaheen
                                        ---------------------------------------
                                          John A. Shaheen
                                          Trustee